EXHIBIT 10 (xviii) (i)

Notice of Terms of
Restricted Stock Units

February 23, 2015

To:
BEMSID:

As part of the Executive Compensation Program, The Boeing Company (the “Company”) has awarded you a Restricted Stock Unit award. The terms and conditions of the award are as follows:

1.
RSU Award. You have been awarded _______ Restricted Stock Units. Each Restricted Stock Unit (RSU) has the potential to become one share of Boeing stock. Your RSUs are awarded pursuant to “The Boeing Company 2003 Incentive Stock Plan for Employees” (the “Plan”) and the award is subject to the terms of the Plan. A summary of the Plan accompanies this notice.

2.	RSU Account. The Company will maintain a record of the number of awarded RSUs in an account established in your name.

3.
Vesting of RSUs. ______________ of the RSUs along with the related dividend equivalents (as defined in paragraph 5.1) will vest on _______________. The remainder of the RSUs along with the related dividend equivalents will vest on _______________. You must be employed by the Company or one of its subsidiaries on the vesting date, in order for the RSUs to vest. Notwithstanding the foregoing, if your employment with the Company terminates before a vesting date because of involuntary layoff, disability, or death, all of the RSUs will vest.

"Disability" here means a disability entitling a participant to benefits under a long-term disability policy sponsored by the Company or one of its subsidiaries.

4.
Stock Issuance at Vesting. At the time your RSUs vest, the Company will issue to you shares of Boeing stock equal in number to the vested number of whole RSUs in your account, after deduction of shares to cover appropriate taxes and other charges as described in paragraph 9.2.

5.	Dividends Credited on Your RSUs.

5.1 While RSUs are in your account, they will earn dividend equivalents in the form of additional RSUs. Specifically, as of each dividend payment date for Boeing stock, your RSU account will be credited with additional RSUs (“dividend equivalent RSUs”) equal in number to the number of shares of Boeing stock that could be bought with the cash dividends that would be paid on the RSUs in your account if each RSU were a share of Boeing stock. The number of RSUs that results from the calculation will be to two decimal places.

5.2 The number of shares of Boeing stock that could be bought with such cash dividends will be calculated based on the “Fair Market Value” of Boeing stock on the applicable dividend payment date. “Fair Market Value” here means the average of the high and the low per share trading prices for Boeing stock as reported in The Wall Street Journal for the specific dividend payment date, or in such other source as the Company deems reliable.

5.3 Dividend equivalent RSUs will vest at the same time as the RSUs with which they are associated.

6.
Adjustment in Number of RSUs. The number of RSUs in your account will be adjusted proportionately for any increase or decrease in the number of issued shares of Boeing stock resulting from any stock split, combination or exchange of shares, consolidation, spin-off or recapitalization of shares, or any similar capital adjustment or the payment of any stock dividend.

7.
Termination due to Layoff, Disability, or Death. In the event your employment is terminated by reason of layoff, disability, or death, your RSU payout, including any dividend equivalent RSUs, will vest after termination of employment. Payment for such awards will be made as soon as administratively possible, but not later than 60 days after your termination of employment.

8.
Forfeiture of Non-Vested RSUs. If your employment with the Company or a subsidiary of the Company terminates before a vesting date for the award for any reason other than layoff, disability (as defined in paragraph 3), or death, your nonvested RSUs will be forfeited and canceled. Dividend equivalent RSUs will be forfeited and canceled along with the RSUs with which they are associated.

9.	RSU Award Payable in Stock.

9.1 Distribution from your RSU account will be made as soon as reasonably possible after the vesting of your RSUs, but not later than 60 days after the applicable vesting date. Distribution will be in whole shares of Boeing stock. The number of shares distributed will be equal to the number of whole vested RSUs in your account, subject to deductions described in paragraph 9.2. Fractional share values will be applied to income tax withholding.

9.2 The Company will deduct from the distribution of your vested RSUs any withholding or other taxes required by law and may deduct any amounts due from you to the Company or to a subsidiary of the Company.

10.	Transfer. RSUs are not transferable except by will or applicable laws of descent and distribution.

11.	Clawback Policy. These RSU Awards are subject to the Clawback Policy adopted by the Company’s Board of Directors, as amended from time to time, which currently provides as follows:

The Board shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.